EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 28th day of March, 2013 (the “Effective Date”), by and between T Bancshares, Inc. (“TBI”), and its wholly owned subsidiary T Bank, N.A., with principal offices located at 16000 Dallas Parkway, Suite 125, Dallas, Texas (the “Bank” and hereafter collectively referred to as the "Company"), and D. Craig Barnes, a resident of Texas (hereafter the "Executive").

WHEREAS, the Company continues to desire to employ the Executive as Executive Vice President and Chief Credit Officer of TBI, and the Bank, pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, the Company desires to be assured that the unique and expert services of Executive will be substantially available to the Company, and that Executive is willing and able to render such services on the terms and conditions hereinafter set forth, and that Executive will perform all duties which, consistent with his position, the President and Chief Executive Officer (the “CEO”) or the Boards of Directors of the Bank and TBI (the “Board”) delegates to Executive; and

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company; and

WHEREAS, both the Company and the Executive have read and understood the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Executive and the Company agree as follows:

A. DURATION

Executive is an at-will employee of the Company. Subject to the provisions contained in Sections F, G, and H, either party may terminate this Agreement by sending written notice of such termination at least thirty (30) days prior to the termination date. Both parties acknowledge and agree that, in the event this Agreement is terminated by either party, the provisions of Paragraphs 12, 13, 14, 15, 16, 17, 18, 28, 36, 37 and 39 through 44 will survive the termination of this Agreement.

B. COMPENSATION

3.  All payments of salary and other compensation to the Executive shall be payable in accordance with the Company's ordinary payroll and other policies and procedures.

a.	So long as Executive is employed by the Company in good standing, during the first year following the Effective Date, the Company agrees to compensate the Executive on a salary basis of $5,000.00 semi-monthly, subject to (i) any increases authorized by the Board or (ii) otherwise agreed to by the Company and the Executive.

b.	During his employment with the Company, Executive shall be entitled to participate in the Executive Incentive Plan (the “Incentive Plan”).

4.  The Company and the Executive acknowledge and agree that, subject to the provisions of Paragraph 5 of this Agreement, the Executive shall be entitled to receive employee and dependent health insurance, dental insurance, sick leave and vacation, and any additional benefits provided to all Company employees all in accordance with the Company's employment policies and plans.

5.  The Executive acknowledges and agrees that any employee benefits provided to the Executive by the Company incident to the Executive's employment are governed by the applicable plan documents, summary plan descriptions or employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents.

C. RESPONSIBILITIES

6.  The Executive acknowledges and agrees that he shall be employed as Executive Vice President and Chief Credit Officer of the Company and will report to the CEO. The Executive covenants and agrees that he will faithfully devote his best efforts and his primary focus to his positions with the Company.

7.  The Executive acknowledges and agrees that the duties and responsibilities of the Executive required by his positions are wholly within the discretion of the CEO or Board, and may be modified, or new duties and responsibilities imposed by the CEO or Board at any time, without the approval or consent of the Executive. However, these new duties and responsibilities may not constitute immoral or unlawful acts. In addition, the new duties and responsibilities must be generally consistent with the Executive's role as Executive Vice President and Chief Credit Officer of a financial institution.

8.  The Executive acknowledges and agrees that, during the term of this Agreement, he has a fiduciary duty to the Company and its subsidiaries will not engage in any activity during the term of this Agreement, which will or could, in any significant way, harm the business, business interests, or reputation of the Company, its subsidiaries, its employees, or the Board.

9.  The Executive acknowledges and agrees that he will not directly or indirectly engage in competition with the Company at any time during the existence of the employment relationship between the Company and the Executive, and the Executive will not on his own behalf, or as another's agent or employee, engage in any of the same or similar duties and/or Company-related responsibilities required by the Executive's position with the Company, other than as an employee of the Company pursuant to this Agreement or as specifically approved by the CEO or Board.

D. NONINTERFERENCE

10.  In his position of employment, the Executive has been and will continue to be provided with certain of the Company’s confidential information and trade secrets (hereafter "Proprietary Information") pertaining to, or arising from, the business of the Company, and its affiliates (if any), upon execution of this Agreement and for the duration of Executive’s employment with the Company. The Executive hereby agrees and acknowledges that such Proprietary Information is unique and valuable to the Company's business and that the Company would suffer irreparable injury if this information were publicly disclosed, or used for purposes other than on behalf of the Company. Therefore, the Executive agrees to keep in strict secrecy and confidence, both during and after the period of his employment, any and all Proprietary Information that the Executive acquires, or to which the Executive has access, during employment by the Company, that has not been publicly disclosed by the Company. The Proprietary Information covered by this Agreement shall include, but shall not be limited to, information relating to any financial information, processes policies, procedures, pricing, plans, devices, compilations of information, technical data, mailing lists, methods of distributing, names of suppliers, and customers, arrangements entered into with suppliers, vendors, and customers, marketing strategies, and other trade secrets of the Company.

11. In consideration for the Company’s agreement to provide the Executive with access to and use of certain of its Proprietary Information, the Executive concurrently covenants and agrees that, for a period of one year subsequent to the termination of this Agreement, whether such termination occurs at the insistence of the Company or the Executive, the Executive shall not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other employees of the Company, nor shall the Executive contact or communicate with any other employees of the Company for the purpose of inducing other employees to terminate their employment with the Company. For purposes of this covenant, "other employees" shall refer to employees who are still actively employed by or were employed by the Company within the prior year, or doing business with the Company at the time of the attempted recruiting or hiring.

12.  The Executive expressly represents that he has no agreements with, or obligations to, any party which conflict, or may conflict, with the interests of the Company or with the Executive's duties as an employee of the Company.

13.  The Executive acknowledges and agrees that in exchange for the execution of the noninterference agreement set forth in this Section D, the Executive will receive substantial, valuable consideration including confidential trade secret and Proprietary Information relating to the identity and special needs of the Company's current and prospective customers, the Company's current and prospective services, the Company's business projections and market studies, the Company's business plans and strategies, the Company's studies and information concerning special services unique to the Company and that in the absence of the Executive’s agreements herein, he would not have had access to such unique and valuable consideration. The Executive further acknowledges and agrees that his agreements in this Section D are a material inducement to the Company’s agreement to enter into and continue this relationship. The Executive acknowledges and agrees that these items collectively constitute fair and adequate consideration for the execution of the noninterference agreement set forth above.

14.  In consideration for the above-recited valuable consideration, and as a material inducement for the Company’s agreements herein, including the Company’s promise to furnish Executive with access to its Proprietary Information, the Executive understands and agrees that during the continuation of this Agreement and for a period of twelve (12) months following the termination of his employment for whatever reason (both of which periods shall collectively be referred to as the ("Restricted Period")), the Executive will not directly or indirectly, alone or for his/her own account, or as owner, partner, investor, member, trustee, officer, director, shareholder, employee, consultant, distributor, advisor, representative or agent of any partnership, joint venture, corporation, trust, or other business organization or entity, contact, solicit, or seek to divert the business or patronage of any person, association, corporation or other business organization or entity with whom Executive is familiar because of his employment with the Company and/or about whom Executive has learned Proprietary Information during his/her employment at the Company (“Customers”). For purposes of this Section D, the parties agree that the prohibitions outlined herein are limited to the metropolitan statistical areas, as defined by the US Office of Management & Budget, where such Customers are located, and that it is agreed that doing business with such Customers from remote locations, telephonically, electronically or otherwise is deemed to violate the geographic restrictions hereof. It is the desire of the Company and the Executive that these restrictions be enforced to the fullest extent allowed by law.

15.  It is hereby further agreed by the Company and the Executive that if the non-solicitation covenants contained in this NONINTERFERENCE section should be held by any court or other constituted legal authority to be void or otherwise unenforceable in any particular area or jurisdiction despite those modifications outlined above, then the parties shall consider this Agreement to be amended and modified in that particular area or jurisdiction so as to eliminate therefrom any part of or the entire covenant that the particular area or jurisdiction finds void or otherwise unenforceable, but as to all other areas and jurisdictions covered by this Agreement, the non-solicitation covenants contained herein shall remain in full force and effect as originally written.

16.  If Executive is found to have violated any of the provisions of this Section D, Executive agrees that the restrictive period of each covenant so violated shall be extended by a period of time equal to the period of violation by him. Nothing in this Paragraph 16 shall reduce or abrogate the Executive's obligations under any other section of this Agreement.

E. REMEDIES

17.  In the event that the Executive violates any of the provisions set forth in this Agreement relating to NONINTERFERENCE, the Executive acknowledges and agrees that the Company may suffer immediate and irreparable harm. Consequently, the Executive acknowledges and agrees that the Company shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such a violation, without regard to the application of Section D of this Agreement and that if Executive is receiving payments pursuant to either sections G or H of this Agreement, the Company may terminate such payments without limiting its right to specific performance, injunctive relief, or any other category of relief or damages.

F. TERMINATION

18.  The Executive acknowledges and agrees that the CEO or Boardreserves the right to terminate this Executive Agreement, for any reason, by providing the Executive with thirty (30) days' written notice of the termination, delivered in person, or by certified U.S. mail to the Executive's last known address reflected in the Company's personnel records. Such notice shall be effective upon personal delivery or three days after mailing by certified U.S. mail. However, if the Agreement is terminated at the Company's insistence without Good Cause, as defined in this Agreement, the Company covenants and agrees to provide the Executive with the severance set forth in Section H of this Agreement.

19.  The Executive acknowledges and agrees that the Company may terminate this Agreement at any time, without notice, for any "Good Cause" defined as the following:

a.	In the event the Executive violates any material provision of this Agreement or is grossly negligent in the performance of his duties hereunder in the reasonable judgment of a majority of the full Board, and fails to cure such violation or the effects of such gross negligence within a reasonable period after written notice to the Executive by the Company specifying in reasonable detail the alleged violation;
b.	The determination by a majority of the full Board, that (i) the Executive has failed to follow the policies adopted by the Board and fails to cure such breach or violation within a reasonable period after written notice to Executive by the Company specifying in reasonable detail the alleged breach or violation or (ii) that Executive has engaged in such actions or omissions that would constitute unsafe or unsound banking practices;
c.	In the event the Executive is convicted of a felony or a misdemeanor involving moral turpitude;
d.	In the event the Executive engages in gross misconduct in the course and scope of his employment with the Company including indecency, immorality, gross insubordination, dishonesty, unlawful harassment, use of illegal drugs, or fighting;
e.	In the event the CEO or a majority of the full Board determines, in good faith, that the Executive’s job performance is unsatisfactory and has given the Executive written notice of such determination which specifically enumerates the reason(s) for such determination and a reasonable opportunity, which shall not be less than 180 days, to correct such unsatisfactory performance; or
f.	In the event the Executive is prohibited from engaging in the business of banking by any governmental regulatory agency having jurisdiction over the Company or is in any way suspended or prohibited from participation in any government enhanced lending program by the applicable government agency.

If during his employment, Executive is terminated for Good Cause or resigns his employment for any reason other than for Good Reason (as defined below); Employee will be entitled only to receive base salary through the date of such termination, pay in lieu of any unused vacation in accordance with the Company’s normal practice, and any benefits to which Executive is entitled under the terms of the Company’s employee benefit plans and programs (“Standard Termination Payments”).

20.  The Company acknowledges and agrees that the Executive reserves the right to terminate this Agreement at any time, for any reason, with or without cause, by providing thirty (30) days written notice, by personal delivery or certified U.S. mail, to the Company at its principal business address of the Executive's intention to terminate this Agreement. Such notice shall be effective upon personal delivery or three days after mailing by certified U.S. mail. In the event of such termination, Executive will be entitled to receive the Standard Termination Payments.

21.  The Executive acknowledges and agrees that in the event of the Executive's death, this Agreement will terminate immediately, without notice, on the date of the Executive's death. The Executive acknowledges and agrees that, in the event of his death, the Company will pay to the Executive's estate the Standard Termination Payments.

22.  The Executive acknowledges and agrees that this Agreement will terminate immediately, without notice, in the event the Executive becomes physically or mentally disabled, as defined by 29 C.F.R. § 1630.2(g)(1), and cannot perform the essential functions of his position, with or without reasonable accommodation for the period designated by the Executive's disability insurance after which disability payments will begin. In the event of such termination, Executive will be entitled to receive the Standard Termination Payments.

23.  The Executive acknowledges and agrees that in the event of termination of this Agreement, for whatever reason, whether at the insistence of the Executive or at the insistence of the Company, the Executive will return to the Company within seventy-two (72) hours of the time when notice of termination is communicated by either party, or sooner if requested by the Company, any Proprietary Information in his possession, custody or control, and all equipment, literature, documents, data, information, order forms, memoranda, correspondence, customer and prospective customer lists, customer's orders, records, cards or notes acquired, compiled or coming into the Executive's knowledge, possession or control in connection with his activities as an employee of the Company, as well as all machines, parts, equipment or other materials received from the Company or from any of its customers, agents or suppliers, in connection with such activities.

G. CHANGE IN CONTROL

24.  The parties acknowledge that the Executive has agreed to assume the position of Executive Vice President and Chief Credit Officer of the Company and to enter into this Agreement based on his confidence in the current owners of the Company and the direction of the Company provided by the current Board. If the Company should undergo a "Change of Control," as defined below, then the Executive may be entitled to certain compensation and benefits under the following circumstances.  If, during the term: (i) Executive voluntarily terminates his employment with the Company (or its successor) after a minimum of six (6) months following a Change in Control (as defined below), or (ii) Executive’s employment is terminated by the Company (or its successor) without Good Cause, or Employee terminates his employment for Good Reason (as defined below), in either case within twenty-four (24) months following a Change in Control, Employee shall be entitled to receive the compensation and benefits described in this Section G. Executive shall notify the Company of such election by personal delivery or certified U.S. mail that he intends to terminate this Agreement based upon the Change of Control. Notice of termination shall be effective upon delivery or three (3) days after mailing by certified U.S. mail.

25.  In the event of a Change in Control, the Company agrees and acknowledges that the Executive (or his Beneficiaries, if applicable) shall have the right to receive a cash lump sum payment equal to 100% of his Base Amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (“Code”), paid by the Company within thirty (30) days upon a Change in Control or under such other terms as may be mutually agreed. In the event that the Executive is entitled to any payment under Section H, no payment shall be due under this Section G. As a condition of his right to receive the payment described in this Section G, Executive acknowledges and agrees that he will execute, and will not revoke, and deliver a general release and waiver of claims in a form provided by the Company at the time of termination.

Notwithstanding any provision of this Agreement to the contrary, the Company shall not be required to pay any benefit under this Agreement if, upon the advice of counsel, the Company determines that the payment of such benefit, when aggregated with payments the Executive receives under other agreements, would be prohibited by 12 C.F.R. Part 359 or any other regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Company or its affiliates, or to the extent any benefit would be a non-deductible excess parachute payment under Section 280G of the Code, or create an excise tax under the excess parachute rules of Sections 280G and 4999 of the Code. To the extent possible, the Company shall reduce the benefit paid under this Agreement to the maximum benefit that would be deductible and would not result in any such excise tax.

26.  As used in this Agreement, a "Change in Control" shall be deemed to have occurred in any of the following instances:

a.	TBI or the Bank is merged or consolidated with another entity and as a result of such merger or consolidation less than fifty percent (50%) of the outstanding voting securities (on a fully diluted basis) of the surviving or resulting entity are owned in the aggregate by the former shareholders of TBI;
b.	TBI or the Bank sells all or substantially all of its assets to another entity;
c.	(i) any person or group (a “Person”) within the meaning of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), including without limitation existing shareholders of the Company, acquires or otherwise becomes the owner of fifty percent (50%) or more of the outstanding voting securities of TBI or the Bank and (ii) if such Person causes, encourages or otherwise provides for an employee, officer, representative or agent of such Person to be elected to the Board; or

d.	During any period of two consecutive years, individuals who, at the beginning of such period constituted the members of the Board, cease for any reason to constitute at least a majority of such Board, unless the election, or the nomination for election by the Company’s shareholders, of each new Director was approved by a vote of at least two-thirds of the Directors still in office who were Directors at the beginning of the period; provided, however, that no individual shall be considered a member of the Board at the beginning of such period if such individual initially assumed office as the result of either an actual or threatened election contest or proxy contest.

 Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if a Person becomes a beneficial owner, directly or indirectly, of securities representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities solely as a result of an acquisition by the Company of its own voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person.

Furthermore, notwithstanding anything contained herein to the contrary, if the Executive’s employment is terminated and he reasonably demonstrates that such termination was at the request of a third party who has indicated an intention of taking steps reasonably calculated to effect a Change in Control, or such termination otherwise occurred in connection with, or in anticipation of, a Change in Control, then for all purposes hereof, a Change in Control shall be deemed to have occurred on the day immediately prior to the date of such termination of his employment.

27.  For purposes of this Agreement, “Good Reason” shall mean any one or more of the following occurrences: (i) Executive’s base salary as defined in 3.a. of this Agreement or as it may be increased subsequent to the Effective Date, is reduced other than with the consent of the Executive; (ii) Executive’s status or responsibilities with the Company are materially reduced, or Executive is assigned duties which are inconsistent with such status or responsibilities, or Executive’s business location is materially changed; (iii) the Company (or its successor) fails to continue in effect any pension, health care or benefit plan , Incentive Plan, or other arrangement in which Executive was participating, or the Company (or their successors) takes some action which materially reduces Executive’s benefits under any such plan or program, without (in either such case) providing Executive with substantially similar benefits, unless such change applies to all similarly situated executives of the Company; or (iv) any successor to the Company in connection with a Change in Control does not expressly assume this Agreement; or (v) the Incentive Plan in which the Executive participates is materially changed without the Executive’s concurrence.

H. SEVERANCE

28.  The Executive and the Company acknowledge and agree that, if the Company terminates Executive’s employment at any time for any reason other than Good Cause, as defined in this Agreement, or Executive terminates his employment for Good Reason, as defined above, the Executive shall be entitled to severance pay to be paid in accordance with the normal payroll procedure of the Company. Such severance pay shall be equal to the Base Amount as defined in the Code and shall continue for twelve (12) months from the date of termination. In addition, Executive shall be entitled to receive employee and dependent health insurance, dental insurance, and any additional benefits provided to all Company employees, at a cost comparable to that paid by other employees, all in accordance with the Company's employment policies and plans for a period of one year following the date of termination. In the event that the Executive is entitled to any payment under Section G, no payment shall be due under this Section H. As a condition of his right to receive the payment described in this Section H, Executive acknowledges and agrees that he will execute, and will not revoke, and deliver a general release and waiver of claims in a form provided by the Company at the time of termination.

I. SEVERABILITY

29.  The Executive acknowledges and agrees that each covenant and/or provision of this Agreement shall be enforceable independently of every other covenant and/or provision. Furthermore, the Executive acknowledges and agrees that, in the event any covenant and/or provision of this Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable.

J. WAIVER

30.  The parties acknowledge and agree that the failure of either to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Agreement.

K. SUCCESSORS AND ASSIGNS

31.  The Executive acknowledges and agrees that this Agreement may be assigned by the Company to any successor-in-interest and shall inure to the benefit of, and be fully enforceable by, any successor and/or assignee; and this Agreement will be fully binding upon, and may be enforced by the Executive against, any successor and/or assignee of the Company.

32.  The Executive acknowledges and agrees that his obligations, duties and responsibilities under this Agreement are personal and shall not be assignable, and that this Agreement shall be enforceable by the Executive only. In the event of the Executive's death, this Agreement shall be enforceable by the Executive's estate, executors and/or legal representatives, only to the extent provided herein.

L. CHOICE OF LAW

33.  Both parties acknowledge and agree that the law of the State of Texas will govern the validity, interpretation and effect of this Agreement, and any other dispute relating to, or arising out of, the employment relationship between the Company and the Executive.

M. MODIFICATION

34.  Both parties acknowledge and agree that this Agreement constitute the complete and entire agreement between the parties regarding the employment of Executive; that the parties have executed this Agreement based upon the express terms and provisions set forth herein; that the parties have not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement.

35.  Both parties acknowledge and agree that the covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement; (i) is in writing; (ii) contains an express provision referencing this Agreement; (iii) is signed by the Executive; and (iv) is approved by a majority of the Board.

N. INDEMNIFICATION

36.  During the term of this Agreement, TBI and the Bank shall indemnify the Executive against all judgments, penalties, fines, amounts paid in settlement and reasonable expenses (including, but not limited to, attorneys' fees) relating to his employment by the Company to the fullest extent permissible under the law, including, without limitation, the National Banking Act, Article 2.02-1 of the Texas Business Organization Code, TBI’s Certificate of Formation and Bylaws, the Bank’s Articles of Association and Bylaws, and may purchase such indemnification insurance as the Board may from time to time determine.

O. ARBITRATION

37.  Any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to the employment of the Executive or the termination thereof, shall be submitted to arbitration in accordance with the Employment Dispute Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement. Notwithstanding the arbitration provisions set forth in this Agreement, the Executive and the Company acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under the NONINTERFERENCE section of this Agreement. These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to this section of the Agreement. The Executive and the Company further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers' compensation or unemployment compensation.

P. LEGAL CONSULTATION

38.  The Executive and the Company acknowledge and agree that both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing the agreement.

Q. MISCELLANEOUS

39.  The Executive shall make himself available, upon the request of the Company, to testify or otherwise assist in litigation, arbitration, or other disputes involving the Company, or any of the directors, officers, employees, subsidiaries, or parent corporations of either, at no additional cost during the term of this Agreement and at any time following the termination of this Agreement.

40.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination, or otherwise.

41.  In the event either party institutes arbitration or litigation to enforce or protect its rights under this Agreement, the prevailing party in such arbitration or litigation shall be entitled, in addition to all other relief, to reasonable attorneys’ fees, out-of-pocket costs, disbursements, and arbitrator's fees relating to such arbitration or litigation.

42.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

43. This Agreement will not be in effect until the date this Agreement is fully executed by the Executive and the Company.

R. NOTICES

44.  Any and all notices of documents or other notices required to be delivered under the terms of this Agreement shall be addressed to each party as follows:

EXECUTIVE:

D. Craig Barnes

5627 W. Amherst Ave.

Dallas, TX 75209

COMPANY:

T Bancshares, Inc.

President & CEO

16000 Dallas Parkway, Suite 125

Dallas, TX 75248

EXECUTED ON THIS DATE FIRST WRITTEN ABOVE.

“EXECUTIVE”

/s/ Shari Jensen	/s/ D. Craig Barnes
WITNESS

“COMPANY”

T BANK N.A.

/s/ Maggie Bowman	/s/ Patrick Howard
WITNESS	President & CEO

T BANCSHARES, INC.

/s/ Maggie Bowman	/s/ Patrick Howard
WITNESS	President & CEO